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                                                                    Exhibit 99.1

                                           Federal Reserve Release  [logo]


PRESS RELEASE
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Release Date:  September 15, 2003

For immediate release

The Federal Reserve Board on Monday announced the termination of the enforcement actions listed below. The Federal Reserve's enforcement action web site, http://www.federalreserve.gov/boarddocs/enforcement, reports the terminations as they occur.

o    The PNC Financial Services Group, Inc.,
     Pittsburgh, Pennsylvania
     Written Agreement dated July 12, 2002
     Terminated September 12, 2003

(Other announced terminations omitted)